EXHIBIT 10.1


The address of the
mortgaged property is:
195-201 South Street,
50 Utica Street
207-209 South Street
162-168 Kneeland Street.,
all in Boston, MA



                   MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT


         THIS MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT is granted this 10th day of January, 2001 to WAINWRIGHT BANK & TRUST COMPANY (hereinafter called the "Mortgagee") with its principal office at 63 Franklin Street, Boston, MA 02110 by ZOOM TELEPHONICS, INC., a Delaware corporation, having a principal place of business and chief executive office at 207 South Street, Boston, MA 02111, (hereinafter called the "Mortgagor") in consideration of the mutual covenants contained herein and benefits derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor agrees to the following terms and conditions:

ARTICLE I - GRANT OF MORTGAGE INTEREST

         1-1. Mortgage Interest. To secure the Mortgagor's prompt, punctual, and faithful payment and performance of all and each of the Mortgagor's present and future Liabilities (as that term is defined in Section 3-1 herein) to the Mortgagee including, without limitation, those arising under that certain Commercial Real Estate Promissory Note in the original principal amounts of Six Million Five Hundred Thousand and No/100ths ($6,500,000.00) Dollars dated as of even date herewith from the Mortgagor to the Mortgagee (said Note together with any and all extensions, renewals, substitutions, modifications or replacements thereof are hereinafter called the "Note"), the Mortgagor hereby grants, mortgages, assigns, and transfers to the Mortgagee with MORTGAGE COVENANTS, the Collateral (as that term is defined in Section 3-3 herein). The Mortgagor intends to convey and does hereby grant and convey to the Mortgagee with MORTGAGE COVENANTS (to be included within the Collateral), the premises and buildings and improvements in Boston , Suffolk County, Massachusetts known as195-201 South Street, 50 Utica Street, 207-209 South Street and 162-168 Kneeland Street, as more particularly described Exhibit A annexed hereto and made a part hereof and further described herein.

         1-2.     Construction Mortgage.  Intentionally deleted.
                  ---------------------

ARTICLE 2 - GRANT OF SECURITY INTEREST AND ASSIGNMENT

         2-1. Security Interest. To secure the Mortgagor's prompt, punctual, and faithful payment and performance of all and each of the present and future Liabilities to the Mortgagee, including, without limitation, those arising under the Note, the Mortgagor hereby grants to the Mortgagee a continuing security interest in and to, and assigns to the Mortgagee, the Collateral (as that term is defined in Section 3-3 herein).

         2-2. Financing Statement. This Agreement is intended to take effect as a security agreement and is to be recorded in the Suffolk Registry of Deeds and filed with Suffolk Registry District of the Land Court in lieu of a financing statement pursuant to the Massachusetts General Laws Chapter 106 (hereinafter, the "UCC"), Section 9-402.

         2-3. Power of Attorney. The Mortgagor hereby irrevocably constitutes and appoints the Mortgagee as the Mortgagor's true and lawful attorney for the purpose of signing and filing or recording on behalf of the Mortgagor any financing or other statement in order to establish, perfect or protect the Mortgagee's interest in the Collateral.

ARTICLE 3 - CERTAIN DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         3-1. Liabilities. "Liabilities" includes, without limitation, the Note and that certain Loan Agreement by and between Mortgagor and Mortgagee dated as of even date herewith (the "Loan Agreement"). "Liabilities" also includes, without limitation, any and all liabilities, debts, and obligations of the Mortgagor to the Mortgagee, now or hereafter, each of every kind, nature and description. "Liabilities" also includes, without limitation, each obligation to repay all loans, advances, indebtedness, notes, obligations, and amounts now or hereafter at any time owing by the Mortgagor to the Mortgagee (including all future advances or the like whether or not given pursuant to a commitment by the Mortgagee), whether or not any of such are liquidated, unliquidated, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Mortgagee now or hereafter may hold against the Mortgagor. "Liabilities" also includes, without limitation, all notes and other obligations of the Mortgagor now or hereafter assigned to or held by the Mortgagee, each of every kind, nature, and description. "Liabilities" also includes, without limitation, all interest and other amounts which may be charged to the Mortgagor and/or which may be due from the Mortgagor to the Mortgagee from time to time and all costs and expenses now or hereafter incurred or paid by the Mortgagee in respect of this and any other agreement between the Mortgagor and the Mortgagee or instrument furnished by the Mortgagor to the Mortgagee (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses). "Liabilities" also includes, without limitation, any and all obligations of the Mortgagor to act or to refrain from acting in accordance with the terms, provisions, and covenants of the within Agreement and of any other agreement between the Mortgagor and the Mortgagee or instrument now or hereafter furnished by the Mortgagor to the Mortgagee. As used herein, the term "indirect" includes, without limitation, all obligations and liabilities which the Mortgagee may now or hereafter incur or become liable for on account of or as a result of any transactions between the Mortgagee and the Mortgagor including, without limitation, any which might arise out of any Letter of Credit or similar instrument issued by the Mortgagee for the account of the Mortgagor and any which might arise out of any action brought or threatened against the Mortgagee, any guarantor or endorser of the Liabilities of the Mortgagor or any other person in connection with the Liabilities. The term "indirect" also refers to any direct or contingent liability of the Mortgagor to make payment towards any obligation now or hereafter held by the Mortgagee (including, without limitation, on account of any industrial revenue bond) to the extent so held by the Mortgagee. The Mortgagee's books and records shall be prima facie evidence of the Mortgagor's indebtedness to the Mortgagee. In the event the Mortgagor is a partnership or includes more than one individual or entity, the term "Liabilities", as used herein, shall also mean and refer to the Liabilities of any one of the general partners thereof, or any one of the individuals or entities comprising the Mortgagor or the joint Liabilities of any combination of or all of such general partners or such individuals or entities. Liabilities also include the obligations of Mortgagor under the Additional Collateral Documents.

         3-2. Costs of Collection. "Costs of Collection" includes, without limitation, all attorneys' fees, and all out-of-pocket expenses incurred by the Mortgagee's attorneys, and all costs incurred by the Mortgagee in the administration of the Liabilities, this Agreement, and all other documents, instruments, and agreements executed in connection with or relating to the Liabilities, including without limitation costs and expenses associated with travel on behalf of the Mortgagee. "Costs of Collection" also includes, without limitation, all attorneys' reasonable fees, out of pocket expenses incurred by the Mortgagee's attorneys, and all costs incurred by the Mortgagee, including, without limitation, costs and expenses associated with travel on behalf of the Mortgagee, which costs and expenses are directly or indirectly related to or in respect of the Mortgagee's efforts to collect or enforce any of the Liabilities and/or to exercise or enforce any of the Mortgagee's rights, remedies, or powers against or in respect of the Mortgagor and/or any other guarantor or person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection shall be added to the Liabilities of the Mortgagor to the Mortgagee, as if such had been lent, advanced, and credited by the Mortgagee to, or for the benefit of, the Mortgagor, and shall accrue interest at the highest rate of interest charged relative to any of the Liabilities.

         3-3. Collateral. "Collateral" shall include all and each of the following, whether singly or collectively, whether real property, personal property, or a combination thereof, whether now owned or now due or now existing, or in which the Mortgagor has an interest, or hereafter, at any time in the future, acquired, arising, or to become due, or in which the Mortgagor obtains an interest, and all proceeds, products, substitutions and accessions of or to any of the following:

                      (a) the parcels of land with buildings and improvements whether now existing or hereafter constructed or located thereon, situated in Boston, Suffolk County, Massachusetts, known as 195-201 South Street, 50 Utica Street, 207-209 South Street and 162-168 Kneeland Street, Boston, Massachusetts as more particularly described on Exhibit A annexed hereto;

                      (b) all easements, covenants, agreements and rights which are appurtenant to or benefit the Mortgaged Premises;

                      (c) all furnaces, ranges, heaters, plumbing goods, gas and electric fixtures, screens, screen doors, mantels, shades, storm doors and windows, awnings, oil burners and tanks or other equipment, gas or electric refrigerators and refrigerating systems, ventilating and air conditioning apparatus and equipment, door bell and alarm systems, sprinkler and fire extinguishing systems, portable or sectional buildings, and all other fixtures of whatever kind or nature owned by the Mortgagor, now or in the future contained in or on the Mortgaged Premises, and any and all similar fixtures hereinafter installed in the Mortgaged Premises in any manner which renders such articles usable in connection therewith;

                      (d) all machinery, equipment, furniture, building supplies, and appliances, owned by the Mortgagor, used or useful in the construction, operation, maintenance, or occupation of the building(s) located on the Mortgaged Premises or any portion or unit thereof;

                      (e) all leases, contracts or agreements entered into, for the lease, rental, hire or use by the Mortgagor of any property of the same nature as the foregoing Subparagraphs (c) and (d) in connection with the construction, operation, maintenance or occupation of the Mortgaged Premises;

                      (f) all leases, tenancies, and occupancies, whether written or not, regarding all or any portion of the foregoing (a through e (hereinafter, the "Leases")), all guarantees and security relating thereto, together with all income and profit arising therefrom or from any of the foregoing Subparagraphs (a) through (e), and all payments due or to become due thereunder (hereinafter, the "Rental Payments"), including, without limitation, all rent, additional rent, damages, insurance payments, taxes, insurance proceeds, condemnation awards, or any payments with respect to options contained therein (including any purchase option);

                      (g) all contracts and agreements (together with the easements, covenants, agreements and rights referred to in Section 3-3(b), 3-3(c) and 3-3(d)above, and the leases, contracts, and agreements referred to in Section 3-3(f), above, hereinafter, the "Contracts") licenses, permits and approvals relating to the Mortgaged Premises (hereinafter, the "Licenses") and warranties and representations, relative to the use, operation, management, construction, repair or service of any of the foregoing Subparagraphs
         (a) through (f);

                      (h)       Intentionally deleted.

                      (i) any other property of the Mortgagor in which the Mortgagee may in the future be granted an interest;

                      (j) all funds held by the Mortgagee as tax or insurance escrow payments;

                      (k) all proceeds received from the sale, exchange, collection or other disposition of any of the foregoing Subparagraphs
         (a) through (j), including, without limitation, equipment, inventory, goods, documents, securities, accounts, chattel paper, and general intangibles (as each of those terms is defined in the UCC); all insurance proceeds relating to all or any portion of the foregoing Subparagraphs (a) through (j); and all awards, damages, proceeds, or refunds from any state, local, federal or other takings of, and all municipal tax abatements relating to, all or any portion of the foregoing Subparagraphs (a) through (j); and

                      (l) All rights, remedies, representations, warranties, and privileges pertaining to any of the foregoing Subparagraphs (a) through (k).

         3-4.     Mortgaged Premises.  "Mortgaged Premises" shall mean and
         refer to that portion of the Collateral described in Sections 3-3(a) and 3-3(b) herein.

         3-5.     Personal Property.  "Personal Property" shall mean and
         refer to all of the Collateral other than that portion of the Collateral which is included within the definition of Mortgaged Premises.

         3-6.     Receivables Collateral.  "Receivables Collateral" shall mean and refer to all Rental Payments and all rights to payment now held, or in which the Mortgagor has an interest or hereafter acquired by the Mortgagor, or in which the Mortgagor obtains an interest, arising out of, constituting a part of, or relating to all or a portion of the Collateral.

         3.7.     Assigned Rights.  Intentionally deleted.


         3.8. Additional Collateral Documents. "Additional Collateral Documents" shall mean each of the following documents, each of which is dated as of even date herewith together with any and all extensions, renewals, substitutions, modifications and replacements thereof: (a) Assignment of Leases and Rents, (b) Indemnity Agreement Regarding Hazardous Materials,
     (c) Affidavit of Borrower, (d) Loan Agreement, (e) Compliance Agreement (f) Loan Agreement, and (g) any other security instruments, documents and agreements executed and delivered in connection with the Liabilities.


ARTICLE 4 - REPRESENTATIONS, WARRANTIES AND COVENANTS

         4-1. Existence and Authority. The Mortgagor is a duly formed and validly existing Delaware corporation, duly qualified to conduct business in the Commonwealth of Massachusetts, which is and shall hereafter remain, in full force and effect and in good standing as a Delaware corporation, and as a Delaware corporation qualified to do business in Massachusetts. The execution and delivery of this Agreement by the undersigned and of any other instruments executed and delivered in connection herewith, constitute representations by the Mortgagor and the individual(s) signing this Agreement and said instruments that the undersigned have full authority to execute and deliver this Mortgage under the incorporation papers of the Mortgagor and all such corporate authority, as may be necessary to permit such execution and delivery to, and that it does, bind the Mortgagor.

         4-2. Insurance. The Mortgagor hereby covenants and agrees to maintain public liability insurance, flood hazard insurance, all risk insurance (including twelve (12) months loss of rents and revenues coverage), and such other insurance against such casualties or contingencies as may be required by the Mortgagee in sums, forms and in companies reasonably satisfactory to the Mortgagee; provided, the property insurance on the Collateral shall be for no less than 100% of full replacement value thereof (meeting all co-insurance requirements). All policies shall contain a provision requiring at least thirty
(30) days advance notice to the Mortgagee before any cancellation or modification. All insurance on the Collateral shall be for the benefit of and deposited with the Mortgagee, shall be first payable to the Mortgagee, and shall include such endorsement in favor of the Mortgagee as the Mortgagee may specify. The endorsement shall provide that the insurance, to the extent of the Mortgagee's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Mortgagor, or failure by the Mortgagor to comply with any warranty or condition of the policies. The Mortgagor shall advise the Mortgagee of each claim made by the Mortgagor under any policy of insurance which covers all or any portion of the Collateral and, at the Mortgagee's option in each instance, will permit the Mortgagee, to the exclusion of the Mortgagor, to conduct the adjustment of each such claim. The Mortgagor hereby appoints the Mortgagee as the Mortgagor's attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Mortgagee any and all drafts and other instruments with respect to such insurance. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Mortgagee. The Mortgagee shall not be liable for any loss sustained on account of any exercise pursuant to said power unless such loss is caused by the willful misconduct and actual bad faith of the Mortgagee. The Mortgagee may, at its option, make any proceeds available to the Mortgagor to repair or reconstruct the Collateral (subject to such construction loan the disbursement procedures and conditions as the Bank may require, in its sole discretion) or apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in accordance with
Section 10-6 herein.

         4-3. Statutory Compliance. The Mortgagor shall comply with, shall not use any of the Collateral in violation of, and shall cause the Collateral to be in compliance with, each and every License, statute, regulation, ordinance, decision, directive, order, by-law, or rule of any federal, state, municipal, and other governmental authority which has or claims jurisdiction over the Mortgagor or any of the Collateral. The Mortgagor has obtained, and will maintain in full force and effect, the Licenses and all licenses, permits and approvals necessary for the use, maintenance, construction and operation of the Collateral, and at the option of the Mortgagee, will do all things and execute all such documents as the Mortgagee may reasonably request to assign the Mortgagor's rights therein to the Mortgagee.

        4-4. Title to Collateral. The Mortgagor is, and shall hereafter remain, the owner of the Collateral free and clear of all voluntary or involuntary liens, encumbrances, attachments, security interests, purchase money security interests, assignments, mortgages, charges or other liens or encumbrances of any nature whatsoever, with the exceptions of (a) the mortgage and security interest created herein (b) liens for real estate taxes not yet due and payable and (c) encumbrances listed on the policy of title insurance issued by First American Title Insurance Company dated as of even date herewith and identified as MMDD No. 00-32016.

        4-5. Condition of Collateral. The Collateral is, and shall hereafter remain, in good repair, well maintained and in good working order. The Mortgagor shall make all necessary repairs, replacements, additions and improvements to maintain the Collateral in good order and condition. The Mortgagor shall not cause or permit to be suffered any waste, destruction or loss (whether or not such loss is insured against) to the Collateral or any part thereof, or use any of the Collateral in violation of any applicable statute, regulation, ordinance, decision, directive, order, by-law, or rule, or any policy of insurance thereon.

        4-6. Inspection of Collateral. From time to time as the Mortgagee and the Mortgagee's representatives may reasonably request by telephonic notice to the Mortgagor, the Mortgagor shall accord the Mortgagee and such representatives access, during regular business hours, to the Collateral and all books and records relating to the use, operation, construction, or management thereof, and in connection with such access, will permit the Mortgagee and such representatives to inspect the Collateral, verify any information contained therein or relating thereto, and verify the Mortgagor's compliance with the provisions of this Agreement or of any other agreement between the Mortgagor and the Mortgagee and any instrument to be furnished by the Mortgagor to the Mortgagee.

        4-7. Taxes and other Costs. To the extent payment is not provided for in Section 4-9 herein, the Mortgagor shall pay when due all real and personal property taxes, assessments, charges, franchises, income, unemployment, old age benefits, withholding, sales, and other taxes assessed against it, condominium assessments, if any, and all insurance premiums relative to the Collateral. The Mortgagor shall deliver to the Mortgagee, upon request of Mortgagee, evidence of the payment by the Mortgagor of all such items. The Mortgagor agrees that the Mortgagee, upon written notice to Mortgagor, may, at its option, and from time to time, pay any taxes, condominium assessments, if any, or insurance premiums, the payment of which is then due, discharge any liens or encumbrances on any of the Collateral, or take any other action that the Mortgagee may deem proper to repair, insure, maintain, or preserve any of the Collateral or the Mortgagee's rights therein. The Mortgagor will pay to the Mortgagee on demand all amounts so paid or incurred by the Mortgagee. The obligation of the Mortgagor to pay such amounts shall be included in the Liabilities of the Mortgagor to the Mortgagee and shall accrue interest at the highest rate of interest charged relative to any of the Liabilities.

        4-8. Property of Third Parties. The Mortgagor shall not suffer or permit any item of property owned by a third party to be affixed, attached, or installed on, upon or within, or be located at, the Mortgaged Premises, or any portion or unit thereof, which may be subject to any security interest lien, encumbrance or charge which is prior or superior to the interest granted herein.

        4-9. Tax and Insurance Escrow. In addition to other payments herein required, the Mortgagor shall, at the Mortgagee's option, exercisable at any time or from time to time, now or in the future, pay to the Mortgagee monthly on the first of each month, or such other day of the month as may be designated by the Mortgagee during the term hereof, and for so long as the Liabilities secured by this Agreement shall remain unpaid, an amount equal to one-twelfth (1/12th) of the municipal taxes and assessments which the Mortgagee estimates will become payable on account of the Mortgaged Premises for the year next succeeding any period for which such taxes and assessments have been paid or escrowed hereunder, and, (upon the occurrence of an Event of Default hereunder) one-twelfth (1/12th) of the insurance premiums which the Mortgagee estimates will become payable on account of the Collateral for the year next succeeding any period for which such premiums have been paid or escrowed hereunder, sufficient to enable Mortgagee to accumulate at least thirty (30) days prior to the dates upon which such municipal taxes and assessments or insurance premiums are payable the amounts then due and payable. Further, the Mortgagor shall pay to the Mortgagee on demand the amount of any deficiency of the funds so collected when the actual amount of such taxes and assessments or insurance premiums become known. The Mortgagee shall maintain such funds in a non-interest bearing account which may be commingled with other funds of the Mortgagee. The Mortgagee shall apply said funds to the payment of municipal taxes and assessments or insurance premiums, as applicable, to the extent such amounts are determined by the Mortgagee to be due and payable. In the event the Mortgagee collects such tax or insurance payments hereunder, the Mortgagor shall deliver to the Mortgagee the bills representing any such amounts within five (5) business days of the receipt thereof by the Mortgagor. Notwithstanding the provisions of this Section 4-9, upon an occurrence of an event which is, or, solely with the passage of time, would be, an Event of Default hereunder, the Mortgagee shall not be required to apply such funds as provided above, and may set off such funds against the Liabilities and apply any such funds towards the Liabilities in accordance with Section 10-6, hereunder.

         4-10. Litigation. There is no suit, action, proceeding, or investigation presently pending or, to the Mortgagor's knowledge, threatened against the Mortgagor, or any of the Collateral, which, if determined adversely, would have a material adverse effect upon the Mortgagor or the Collateral.

         4-11. Future Action. The Mortgagor shall do all such things and execute all such documents from time to time hereafter as the Mortgagee may reasonably request in order to carry into effect the provisions and intent of this Agreement and to protect, perfect, and maintain the Mortgagee's interest in and to the Collateral.

         4-12. Additional Information; Annual Appraisals. The Mortgagor shall furnish the Mortgagee with such financial information or other information pertaining to the operation of the Mortgagor, Mortgagor's parent known as Zoom Telephonics, Inc., a Canadian corporation ("Mortgagor's Parent"), the Collateral and any Guarantor of the Liabilities as the Mortgagee may from time to time reasonably request and, without limiting the foregoing, as to Mortgagor, Mortgagor's Parent and any Guarantor of the Liabilities and without the necessity of a request by Mortgagee, Mortgagor shall furnish Mortgagee (i) within one hundred twenty (120) days of the close of the fiscal year of the Mortgagor and or Mortgagor's Parent, the audited, unqualified financial statement and operating statement of the Mortgagor and Mortgagor's Parent, on a consolidated and non-consolidated basis, certified by a firm of independent certified public accountants of recognized standing acceptable to Mortgagee, in form and substance reasonably satisfactory to Mortgagee, (ii) federal tax returns of Mortgagor and Mortgagor's Parent, (iii) cash flow statements showing the source and uses of funds for all Mortgagor's and Mortgagor's Parent's interests and, as to the Mortgaged Premises, annual budgets and rent rolls and leases (as requested), (iv) within sixty (60) days of the end of each quarter of each calendar year, quarterly interim financial statements of Mortgagor and Mortgagor's Parent certified by the principal Financial Officer of Mortgagor and Mortgagor's Parent, respectively, (v) with respect to Mortgagor and Mortgagor's Parent, within thirty (30) days of filing with any governmental body, all filings or reports filed with any federal or state governmental agency including, without limitation, the Securities and Exchange Commission (the "SEC") including, without limitation, any and all so called "10K Reports" or "10K Filings", "10Q Reports" or "10Q Filings" and promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which the Mortgagor or Mortgagor's Parent have made available to their shareholders and copies of any regular, periodic and special reports or registration statements which the Mortgagor or Mortgagor's Parent file with the SEC or any governmental authority which may be substituted therefor or any national securities exchange. The Mortgagor shall provide the Mortgagee with such other financial information or data (including, without limitation, information and data relating to Mortgagor's Parent) as the Mortgagee may reasonably request from time to time in form satisfactory to the Mortgagee including appraisals as reasonably requested by Mortgagee hereunder and any failure of the Mortgagor to provide such financial information as so requested by the Mortgagee shall constitute a default hereunder. The Mortgagor further agrees that the Mortgagee may contact any third party, including, without limitation, any lienholders on the Collateral, any insurance company insuring the Collateral, and any financial institution with which the Mortgagor maintains a loan or depository relationship, to obtain information relating to the Receivables Collateral and the ownership, use, operation, maintenance or construction of the Collateral. The Mortgagor hereby authorizes each such third party to release such information to the Mortgagee and agrees to execute any documents requested by the Mortgagee to enable the Mortgagee to obtain such information. The Mortgagor further agrees that, at the election of the Mortgagee, and at the sole cost and expense of Mortgagor, the Mortgagor shall provide Mortgagee with appraisals of the Mortgaged Premises prepared by an independent appraiser selected by Mortgagee, in its sole discretion.

         4-13.    Hazardous Waste.

                  (a) The Mortgagor represents, warrants and covenants that neither the Mortgagor nor, to the best of Mortgagor's knowledge, any person for whose conduct the Mortgagor is legally responsible ever:

                      (i) owned, occupied, or operated a site or vessel on which any hazardous material or oil was or is stored (except if such storage was or is in compliance with all laws, ordinances, and regulations pertaining thereto) transported, or disposed of (the terms site, vessel, oil and hazardous material respectively being used in this Section with the meaning given those terms in Massachusetts General Laws, Chapter 21E, as amended);

                     (ii) directly or indirectly transported, or arranged for the transport on the Mortgaged Premises (except the regular delivery of home heating oil);

                    (iii) caused or was legally responsible for any release, or threat of release, of any hazardous material or oil;

                     (iv) received notification from any federal, state, or other governmental authority of: any potential, known, or threat of release of any hazardous material or oil on or from the Collateral, or any other site or vessel owned, occupied, or operated either by the Mortgagor or any person for whose conduct the Mortgagor is responsible or whose liability may result in a lien on the Collateral; or the incurrence of any expense or loss by such governmental authority, or by any other person, in connection with the assessment, containment, or removal of any release, or threat of release, of any hazardous material or oil from the Collateral or any such site or vessel.

                  (b) To the best of the Mortgagor's knowledge, the Mortgagor represents, warrants and covenants that no hazardous material or oil was ever, or is now, stored on (except in compliance with all laws, ordinances, and regulations pertaining thereto), transported, or disposed of on the Collateral.

                  (c)      The Mortgagor shall:

                     (i) not store (except in compliance with all laws, ordinances, and regulations pertaining thereto), or dispose of any hazardous material or oil on the Collateral, or on any other site or vessel owned, occupied, or operated either by the Mortgagor, or by any person for whose conduct the Mortgagor is responsible;

                     (ii) neither directly nor indirectly transport or arrange for the transport of any hazardous material or oil;

                     (iii) upon notice from Mortgagee, provided that Mortgagee agrees to only give such notice upon its own reasonable belief of the necessity of such action, take all such action, including, without limitation, the conducting of engineering tests (at the sole expense of the Mortgagor) to
                     (x) confirm that no hazardous material or oil is or ever was stored on the Collateral (y) to assess, contain, and remove any such hazardous material or, oil on the Collateral, and (z) to qualify for any insurance program or safe harbor which may be available under said Chapter 21E, as amended; and

                     (iv) provide the Mortgagee with written notice: (x) upon the Mortgagor's obtaining knowledge of any potential or known release, or threat of release, of any hazardous material or oil at or from the Collateral, or any other site or vessel owned, occupied, or operated by the Mortgagor or by any person for whose conduct the Mortgagor is responsible or whose liability may result in a lien on the Collateral; (y) upon the Mortgagor's receipt of any notice to such effect from any federal, state, or other governmental authority; and (z) upon the Mortgagor's obtaining knowledge of any incurrence of any expense or loss by such governmental authority in connection with the assessment, containment, or removal of any hazardous material or oil for which expense or loss the Mortgagor may be liable or for which expense a lien may be imposed on the Collateral.

                  (d) The Mortgagor hereby covenants and agrees that the Mortgagee, its agents and representatives, may, from time to time on prior written notice to the Mortgagor and during regular business hours, make periodic inspections of the Collateral and, in connection therewith, may make such tests of the air, soil, ground water and building materials, as the Mortgagee, its agents and representatives, shall deem reasonably necessary.

                  (e) The Mortgagor shall indemnify, defend, and hold the Mortgagee harmless of and from any claim brought or threatened against the Mortgagee by the Mortgagor, any guarantor or endorser of the Liabilities, or any governmental agency or authority or any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the presence of hazardous material or oil on the Collateral, the release of hazardous material or oil on or from the Mortgaged Premises, or the failure by the Mortgagor to comply with the terms and provisions hereof (each of which may be defended, compromised, settled, or pursued by the Mortgagee with counsel of the Mortgagee's selection, but at the expense of Mortgagor). The within indemnification shall survive: (i) payment of the Liabilities, (ii) any termination, release, or discharge executed by the Mortgagee in favor of the Mortgagor, (iii) any foreclosure of this Mortgage, (iv) any acceptance of a deed in lieu of foreclosure by the Mortgagee or any affiliate or subsidiary thereof and (v) any sale of the Mortgaged Premises.

         4-14. Mortgage Conditions. This Mortgage, Security Agreement and Assignment is upon the STATUTORY CONDITION and upon the further condition that the Mortgagor comply with all the terms and provisions of the Note and this Agreement, upon breach of which conditions, the Mortgagee shall have the STATUTORY POWER OF SALE.

         4-15. Compliance with Leases and Contracts. The Mortgagor is not in default under any material terms and conditions of any Lease or Contract and shall, during the term of this Agreement, perform all of the material obligations of the Mortgagor under any such Lease or Contract within the period that such performance is required. The Mortgagor has entered into, and will maintain in full force and effect, all Contracts necessary for the use, maintenance, construction, and operation of the Collateral, and at the option of the Mortgagee, will do all things and execute all such documents as the Mortgagee may request to assign the Mortgagor's rights therein to the Mortgagee. The Mortgagor further agrees to provide first class management of the Mortgaged Premises and that the management of the Mortgaged Premises shall be subject to the prior approval of Mortgagee, which shall be in Mortgagee's reasonable discretion and which approval shall not be unreasonably withheld or delayed.

         4-16. Collection of Rents. The Mortgagor agrees not to collect or accept the payment of any Rental Payments, or other income or profit from, or on account of, any Lease or the use or occupation of the Collateral, in advance of the time when such payment becomes due unless such amount is delivered to the Mortgagee to be applied toward the Liabilities in accordance with Section 10-6 hereof and except for any so-called last month's rents or security deposits which may be collected in advance by Mortgagor.

         4-17. Modification of Lease and Contract. The Mortgagor will not materially modify or consent to the material modification of any provision of, or cancel, terminate or accept the early cancellation or termination, of any Lease or Contract, without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld or delayed.

         4-18. Leases. The Mortgagor shall not enter into any Lease without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld or delayed. The Mortgagor shall promptly furnish the Mortgagee with copies of each and every Lease and, upon the reasonable request of the Mortgagee, any other information relative to each such Lease and the tenant thereunder. Each such Lease shall be in form and substance reasonably satisfactory to the Mortgagee and, without limiting the generality of the foregoing, shall include a provision confirming that the Lease is subordinate to the lien of this Agreement and consenting to the assignment provided for herein of the Lease to the Mortgagee. The Mortgagor will take all action as may be requested by the Mortgagee in furtherance of the rights of the Mortgagee hereunder, including, without limitation, obtaining estoppel certificates and agreements (in form satisfactory to the Mortgagee) from each tenant subordinating the Lease to the lien of this Agreement, and taking all appropriate action to lease any portions of the Mortgaged Premises not occupied by the Mortgagor.

         4-19. Eminent Domain. The Mortgagor shall advise the Mortgagee of any proposed taking of which the Mortgagor has notice by any State, Federal or Local authority of all or a portion of the Collateral. The Mortgagor shall cooperate with the Mortgagee in connection with the negotiation of any such taking and any awards or damages payable to the Mortgagor in connection therewith and shall take any action relating thereto reasonably requested by the Mortgagee. The Mortgagor will permit the Mortgagee, at the Mortgagee's option in each instance, to the exclusion of the Mortgagor, to conduct the adjustment of each such damage or award claim. The Mortgagor hereby appoints the Mortgagee as the Mortgagor's attorney in fact to obtain, adjust and settle, each such damage or award claim and to endorse in favor of the Mortgages any and all drafts and other instruments with respect thereto. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Mortgagee. The Mortgagee shall not be liable for any loss sustained on account of any exercise pursuant to said power unless such loss is caused by the willful misconduct and actual bad faith of the Mortgagee. The Mortgagee may apply any proceeds of such taking against the Liabilities, whether or not such have matured, in accordance with
Section 10-6 herein.

         4-20. Abatement. The Mortgagor will notify the Mortgagee of any action which the Mortgagor intends to take with respect to the abatement of any municipal taxes or assessments and shall initiate any such abatement action at the request of the Mortgagee. The Mortgagor will advise the Mortgagee as to the status of any such action and will not compromise or settle any such action without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld or delayed. The Mortgagor hereby appoints the Mortgagee as the Mortgagor's attorney in fact, effective after the occurrence of any event which is, or solely with the passage of time would be, an Event of Default hereunder, to initiate, prosecute, obtain, adjust, and settle, any such abatement action and to endorse in favor of the Mortgagee any and all drafts and other instruments with respect thereto. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Mortgagee. The Mortgagee shall not be liable for any loss sustained on account of any exercise pursuant to said power unless such loss is caused by the willful misconduct and actual bad faith of the Mortgagee. After the occurrence of any event which is, or solely with the passage of time would be, an Event of Default hereunder, the Mortgagee may apply any proceeds of such abatement action against the Liabilities, whether or not such have matured, in accordance with Section 10-6 herein.

         4-21. Junior Mortgage. The Mortgagor does hereby covenant and agree that no junior mortgage or mortgages shall be permitted in connection with the Collateral without the prior written consent of the Mortgagee.

         4-22. Special Covenants. Year 2000 Compliance. The Mortgagor represents and warrants to the Mortgagee (which representation and warranty shall survive the making of the loan evidenced by the Note) that the Mortgagor has taken necessary action to assess, evaluate and correct all of the hardware, software, embedded microchips and other processing capabilities it uses, directly or indirectly, to ensure that it will be able to function accurately and without interruption or ambiguity using date information before, during and after January 1, 2000.

         4-23. Costs. The Mortgagor covenants and agrees to pay any and all costs and expenses including, without limitation, attorneys' fees, title insurance costs, appraisal costs and recording costs incurred by the Mortgagee in connection with the preparation of, and recording of, this Mortgage and the Note secured hereby and any and all documents given in connection therewith and any amendments, modifications or supplements thereto.

         4-24.  Material  Occurrence.   The  Mortgagor  shall  promptly  notify
     the Mortgagee of the occurrence of any event which may have a material adverse effect on the Collateral or the Mortgagor.

         4-25. Compliance with Covenants. The Mortgagor shall not indirectly do or cause to be done, any act which, if done directly by the Mortgagor, would breach any covenant contained herein, or in any other agreement between the Mortgagor and the Mortgagee.

         4-26.    Other Representations.  The representations, covenants, and warranties herein are in addition to any others, previously, presently, or hereafter made by the Mortgagor to or with the Mortgagee in any other instrument.

         4-27.    Additional Covenants and Restrictions on Mortgagor.
Mortgagor covenants that it will not, directly or indirectly, without the prior written approval of the Mortgagee in each instance:

         (a) Permit at any time the outstanding principal balance of the Note plus all interest, fees and charges due thereunder or in connection therewith to exceed sixty (60%) percent of the value of the Mortgaged Premises, as determined by the Bank in its sole discretion;

         (b) Sell, convey, assign, transfer, mortgage, pledge, hypothecate or dispose of all or any part of any legal or beneficial interest in the Mortgaged Premises, or any part thereof, or any interest in the Mortgagor or permit any of the foregoing, except as expressly permitted by the written consent of Mortgagee;

         (c) Debt Service Covenant. At all times, the Mortgagor shall maintain and hold, in its name, liquid assets (cash or marketable securities), free from any and all encumbrances (except the interests of Fleet Capital Corporation under a certain Loan and Security Agreement between Fleet Capital Corporation and Mortgagor dated as of July 13, 2000 or may be amended by Amendment No. 1 to Loan and Security Agreement dated as of January, 2001), the aggregate value of which is equal to or greater than the annual payments of principal, interest, real estate taxes and insurance premiums due under the Note.

         4-28.    Additional Representation, Covenants and Warranties of
Mortgagor.


         (a) Mortgagor represents, covenants and warrants that each of the Liabilities and the loan evidenced by the Loan Agreement and Note are commercial obligations and do not represent loans used for personal, family or household purposes and are not a consumer transaction, or otherwise subject to the provisions of the M.G.L. Chapter 140D, the Federal Truth in Lending Act or Federal Reserve Board Regulation 2, or other consumer statutes or regulations and restrictions;

         (b)      Principal Bank of Deposit.
     The Mortgagor will maintain all accounts relating to the Mortgaged Premises with the Mortgagee. All revenues from the Mortgaged Premises shall be deposited in an account with the Mortgagee or an affiliate of Mortgagee.

         (c) Charges Against Accounts. After the giving of any notice required hereunder and the expiration of any applicable grace period provided herein, the Mortgagee may charge any deposit account of the Mortgagor with the Mortgagee or any affiliate of Mortgagee with the amount of all payments of interest, principal and other sums due, from time to time, under the Note or this Mortgage, Security Agreement and Assignment and will thereafter notify the Mortgagor of the amount so charged. The failure of the Mortgagee to so charge any account or to give any such notice shall not affect the obligations of the Mortgagor to pay interest, principal and other sums as provided herein, in the Note or any of the other Loan Documents delivered to Mortgagee in connection with the Note.

ARTICLE 5 - MORTGAGOR'S USE OF COLLATERAL

         Unless and until the occurrence of any event which is, or solely with the passage of time would be, an Event of Default hereunder, the Mortgagor shall be authorized to occupy, operate, manage, hold, or otherwise use the Collateral in the ordinary and reasonable course of the Mortgagor's business and collect, when due, the Receivables Collateral, subject, however, to the terms and provisions hereof.

ARTICLE 6 - EVENTS OF DEFAULT

         Upon the occurrence of any one or more of the following (hereinafter, the "Events of Default"), any and all Liabilities of the Mortgagor to the Mortgagee shall become immediately due and payable, without notice or demand, at the option of the Mortgagee. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Mortgagee and the Mortgagor or instruments and papers given the Mortgagee by the Mortgagor, whether now existing or hereafter arising.

         6-1. The failure by the Mortgagor to pay any amount then owing by the Mortgagor to the Mortgagee, when due, and such failure shall continue for a period of more than ten (10) days after written notice from Mortgagee to Mortgagor.

         6-2.     The failure by the Mortgagor to promptly, punctually, and
faithfully perform, discharge, or comply with any of the Liabilities.

         6-3. The determination by the Mortgagee that any financial information, representation, or warranty now or hereafter provided or made by the Mortgagor to the Mortgagee, whether herein, or in any other document, instrument, agreement, or paper, was not true or accurate in any material respect when given.

         6-4. The occurrence of any event such that any indebtedness of the Mortgagor for borrowed money from any lender other than the Mortgagee could be accelerated, notwithstanding that such acceleration has not taken place.

         6-5. The occurrence of any event of default beyond any applicable grace period under any agreement between the Mortgagee and the Mortgagor, or under any instrument or paper given the Mortgagee by the Mortgagor, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that the Mortgagee may not have exercised its rights upon default under any such other agreement, instrument or paper).

         6-6. Any act by, against, or relating to the Mortgagor, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person (pursuant to court action or otherwise) over all, or any part of, the Mortgagor's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Mortgagor, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Mortgagor; the admission by the Mortgagor of its inability to pay its debts as they mature; adjudication of insolvency relative to the Mortgagor; the entry of an order for relief or similar order with respect to the Mortgagor in any proceeding pursuant to the Bankruptcy Reform Act of 1978 as amended or any other federal statute dealing with bankruptcy (hereinafter, generally the "Bankruptcy Code"); the filing of any complaint, application, or petition by or against the Mortgagor initiating any matter in which the Mortgagor is or may be granted any relief from its debts pursuant to the Bankruptcy Code or pursuant to any other insolvency statute or procedure other than an involuntary petition filed against the Mortgagor which petition is dismissed within sixty (60) days of said filing at no cost or expense to the Mortgagee; the calling or sufferance of a meeting of creditors of the Mortgagor; the meeting by the Mortgagor with a formal or informal creditors' committee; the offering by or entering into by the Mortgagor of any composition, extension or other arrangement seeking relief or extension of its debts; or the initiation of any other judicial or non-judicial proceeding or agreement by, against, or including the Mortgagor which seeks or intends to accomplish a reorganization or arrangement with creditors.

         6-7. The entry of any judgment against the Mortgagor, which by itself or in the aggregate with other judgments is in excess of $30,000.00, which judgment is not satisfied or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

         6-8. The service of any process upon the Mortgagee seeking to attach by mesne or trustee process any funds of the Mortgagor on deposit with the Mortgagee, provided, however, if a third party is successful in obtaining an attachment or trustee process of said funds, the Mortgagor shall have thirty
(30) days in order to dissolve any such attachment or trustee process.

         6-9.     The death, legal incapacity, termination of existence,
dissolution, winding up, or liquidation of the Mortgagor.

         6-10. The sale, transfer, assignment, or other disposition of any of the capital stock or any partnership or beneficial interest of the Mortgagor, or the sale, transfer, assignment, pledge, mortgage or other disposition or grant of any interest in all or any portion of the Collateral.

         6-11. The occurrence of any of the events described in this Article with respect to any partner or beneficiary of the Mortgagor or any Guarantor or any other guarantor, endorser, or surety to the Mortgagee of the Liabilities as if such person were the "Mortgagor" described therein.

         6-12. The breach of the Statutory Condition contained herein, upon which breach, the Mortgagee shall have the Statutory Power of Sale.

         6-13. Any default in the observance, performance and compliance with any terms, provisions, covenants, conditions or warranties contained in any and all other instruments and agreements given in connection with this Mortgage, Security Agreement and Assignment and any and all amendments, modifications and supplements thereto.

         6-14. If any representation or warranty of the Mortgagor, any Guarantor or any other party (or any one or more of them) under any instrument or agreement delivered in connection with the loan secured by this Mortgage, Security Agreement and Assignment should prove to be inaccurate, false or misleading in any material respect (notwithstanding that Mortgagee may not have exercised its rights upon default thereunder).

         6-15. Without limiting any other term or provision of this Mortgage, the occurrence of any event of default under the Additional Collateral Documents (notwithstanding that the Mortgagee may not have exercised its rights upon default under any such Additional Collateral Documents).


ARTICLE 7 - RIGHTS AND REMEDIES UPON DEFAULT

         7-1. Rights and Remedies Upon Default. Upon the occurrence of any Event of Default, or at any time thereafter, the Mortgagee shall have all the rights of a mortgagee and a secured party under the Massachusetts General Laws, in addition to which the Mortgagee shall have all of the following rights and remedies:

                  (a) with or without taking possession, to collect the Receivables Collateral;

                  (b) to take possession of all or a portion of the Collateral;

                  (c) with or without taking possession of the Collateral, to sell, lease, or otherwise dispose of any or all of the Collateral in its then condition or following such preparation or processing as the Mortgagee deems advisable;

                  (d) with or without taking possession of the Collateral, and without assuming the obligations of the Mortgagor thereunder, to exercise the rights of the Mortgagor under, to use, or to benefit from any of the Contracts, Leases, or Licenses;

                  (e) with or without taking possession of the Collateral and with or without bringing any action or proceeding, either directly, by agent, or by the appointment of a receiver, maintain and repair the improvements on the Mortgaged Premises and manage, lease, sublease, or operate the Collateral on such terms as the Mortgagee, in its sole discretion, deems proper or appropriate;

                  (f) to apply all or any portion of the Collateral, or the proceeds thereof, towards (but not necessarily in complete satisfaction of) the Liabilities;

                  (g) to exercise the Statutory Power of Sale;

                  (h) to foreclose any and all rights of the Mortgagor in and to the Collateral, whether by sale, entry, or in any other manner provided for hereunder or under Massachusetts General Laws;

                  (i) to elect, upon the discretion of the Mortgagee, to treat any or all of the Leases as superior to the lien of the within Mortgage and Security Agreement.

         7-2. Sale or Other Disposition of Collateral. Any sale or other disposition of the Collateral may be at public or private sale, to the extent such private sale is authorized under the Massachusetts General Laws, upon such terms and in such manner as the Mortgagee deems advisable. The Mortgagee may conduct any such sale or other disposition of the Collateral upon the Mortgaged Premises, in which event the Mortgagee shall not be liable for any rent or charge for such use of the Mortgaged Premises. The Mortgagee may purchase the Collateral, or any portion of it, at any sale held under this Article. With respect to any Collateral to be sold pursuant to the UCC, the Mortgagee shall give the Mortgagor at least seven (7) days written notice of the date, time, and place of any proposed public sale, or such additional notice as may be required under Massachusetts General Laws, and of the date after which any private sale or other disposition may be made. The Mortgagee may sell any of the Personal Property as part of the Mortgaged Premises, or any portion or unit thereof, at the foreclosure sale or sales conducted pursuant hereto. The Mortgagor waives any right to require the marshalling of any of its assets in connection with any disposition conducted pursuant hereto. In the event all or part of the Collateral is included at any foreclosure sale conducted pursuant hereto, a single total price for the Collateral, or such part thereof as is sold, may be accepted by the Mortgagee with no obligation to distinguish between the application of such proceeds amongst the property comprising the Collateral. If all or any portion of the Collateral is sold by the Mortgagee, the Mortgagor shall pay to the Mortgagee on demand an amount equal to one (1%) percent of the purchase price thereof in addition to the Liabilities and all costs of Collection provided for herein. The obligation of the Mortgagor to pay such amounts shall be included in the Liabilities of the Mortgagor to the Mortgagee and shall accrue interest at the highest rate of interest charged relative to any of the Liabilities.

         7-3.     Collection of Receivables Collateral.  In connection with the exercise by the Mortgagee of the rights and remedies provided herein:

                  (a) The Mortgagee may notify any of the Mortgagor's debtors relating to the Receivables Collateral, either in the name of the Mortgagee or the Mortgagor) to make payment directly to the Mortgagee or such other address as may be specified by the mortgagee, may advise any person of the Mortgagee's interest in and to the Receivables Collateral, and may collect directly from the obligors thereon all amounts due on account of the Receivables Collateral;

                  (b) At the Mortgagee's request, the Mortgagor will provide written notification to any or all of said debtors concerning the Mortgagee's interest in the Receivables Collateral and will request that such debtors forward payment thereof directly to the Mortgagee;

                  (c) The Mortgagor shall hold any proceeds and collections of any of the Receivables Collateral in trust for Mortgagee and shall not commingle such proceeds or collections with any other funds of the Mortgagor; and

                  (d) The Mortgagor shall deliver all such proceeds to the Mortgagee immediately upon the receipt thereof by the Mortgagor in the identical form received, but duly endorsed or assigned on behalf of the Mortgagor to the Mortgagee.

         7-4. Use and Occupation of Mortgaged Premises. In connection with the Mortgagee's exercise of the Mortgagee's rights under this Article, the Mortgagee may enter upon, occupy, and use all or any part of the Collateral and may exclude the Mortgagor from the Mortgaged Premises or portion thereof as may have been so entered upon, occupied, or used. The Mortgagee shall not be required to remove any of the Collateral from the Mortgaged Premises upon the Mortgagee's taking possession thereof, and may render any Collateral unusable to the Mortgagor. In the event the Mortgagee manages the Mortgaged Premises in accordance with Section 7-1(e) herein, the Mortgagor shall pay to the Mortgagee on demand a reasonable fee for the management thereof in addition to the Liabilities provided for herein. Further, the Mortgagee may maintain and repair the improvements on the Mortgaged Premises or make such alterations, renovations, repairs, and replacements to the Collateral, as the Mortgagee, in its sole discretion, deems proper or appropriate. The obligation of the Mortgagor to pay such amounts and all expenses incurred by the Mortgagee in the exercise of its rights hereunder shall be included in the Liabilities of the Mortgagor to the Mortgagee and shall accrue interest at the highest rate of interest charged relative to any of the Liabilities.

         7-5. Partial Sales. The Mortgagor agrees that, in case the Mortgagee in the exercise of the Power of Sale contained herein or in the exercise of any other rights hereunder given, elects to sell in parcels, said sales may be held from time to time and that the power shall not be exhausted until all of the Collateral not previously released shall have been sold, notwithstanding that the proceeds of such sales exceed, or may exceed, the Liabilities then secured thereby.

         7-6. Assembly of Collateral. Upon the occurrence of any Event of Default, the Mortgagee may require the Mortgagor to assemble the Personal Property and make it available to the Mortgagee, at the Mortgagor's sole risk and expense, at a place or places which are reasonably convenient to both the Mortgagee and Mortgagor.

         7-7. Power of Attorney. Upon the occurrence of any Event of Default, the Mortgagor hereby irrevocably constitutes and appoints the Mortgagee as the Mortgagor's true and lawful attorney, to take any action with respect to the Collateral to preserve, protect, or realize upon the Mortgagee's interest therein, each at the sole risk, cost and expense of the Mortgagor, but for the sole benefit of the Mortgagee. The rights and powers granted the Mortgagee by the within appointment include, but are not limited to, the right and power to:
(i) prosecute, defend, compromise, settle, or release any action relating to the Collateral; (ii) endorse the name of the Mortgagor in favor of the Mortgagee upon any and all checks or other items constituting remittances or proceeds of Receivables Collateral; (iii) sign and endorse the name of the Mortgagor on, and to receive as secured party, any of the Collateral; (iv) sign and file or record on behalf of the Mortgagor any financing or other statement in order to perfect or protect the Mortgagee's security interest; (v) enter into leases or subleases relative to all or a portion of the Mortgaged Premises; (vi) enter into any contracts or agreements relative to, and to take all action deemed necessary in connection with, the construction of any improvements on the Mortgaged Premises;
(vii) manage, operate, maintain, or repair the Mortgaged Premises, and (viii) exercise the rights of the Mortgagor under any Contracts, Leases, or Licenses. The Mortgagee shall not be obligated to perform any of such acts or to exercise any of such powers, but if the Mortgagee elects so to perform or exercise, the Mortgagee shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to Mortgagor except for the Mortgagee's willful misconduct and actual bad faith. All powers conferred upon the Mortgagee by this Agreement, being coupled with an interest, shall be irrevocable until terminated by a written instrument executed by a duly authorized officer of the Mortgagee.

         7-8. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Mortgagee hereunder (hereinafter the Mortgagee's Rights and Remedies), shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delays or omissions by the Mortgagee in exercising or enforcing any of the Mortgagee's Rights and Remedies shall operate as or constitute a waiver thereof. No waiver by the Mortgagee of any default hereunder or under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of the Mortgagee's Rights or Remedies, and no other agreement or transaction, of whatever nature entered into between the Mortgagee and the Mortgagor at any time, whether before, during, or after the date hereof, preclude any other or further exercise of the Mortgagee's Rights and Remedies. No waiver or modification on the Mortgagee's part on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Mortgagee's Rights and Remedies under this Agreement or any other agreement or transaction shall be cumulative, and not alternative or exclusive, and may be exercised by the Mortgagee at such time or times and in such order of preference as the Mortgagee in its sole discretion may determine.

ARTICLE 8 - INTENTIONALLY DELETED

ARTICLE 9 - NOTICE

         All notices, demands and other communications made in respect to this Agreement shall be made to the following addresses (each of which may be changed upon seven (7) days written notice to all others) given by hand, by telegram, or by certified or registered mail, return receipt requested, as follows:

         If to the Mortgagee:      Wainwright Bank & Trust Company
                                   63 Franklin Street
                                   Boston, Massachusetts 02110
                                   Attention:  Commercial Real Estate Department

         With a copy to:           Carolan & Greeley
                                   65 Franklin Street
                                   Boston, Massachusetts 02110-1301
                                   Attention: Stephen A. Greeley, Esquire

         If to the Mortgagor:      Zoom Telephonics, Inc.
                                   207 South Street
                                   Boston, Massachusetts 02111

         With a copy to:           Brown, Rudnick, Freed and Gesmer
                                   One Financial Center
                                   Boston, MA  02111
                                   Attention:  Carl E. Axelrod, Esquire

Any such notice shall be deemed received the earlier of (i) three (3) days after the mailing of such notice in accordance with the terms and conditions and to the addresses provided above, or (ii) the date of which the notice is delivered by hand or by telegram to the address and to the individual provided above.

ARTICLE 10 - MISCELLANEOUS

         10-1. Mortgagor. In the event that the Mortgagor is more than one person or entity, all representations, covenants, warranties, defaults, rights, remedies, powers, privileges, and discretions shall be applicable to the Mortgagors individually, jointly, and severally, with the exception of those which are made by their terms applicable to a specific Mortgagor.

         10-2.    Exhibits.  Any and all Exhibits referred to herein shall be deemed annexed hereto prior to the execution hereof and specifically incorporated by reference herein.

         10-3. Headings. All section headings included within this Mortgage, Security Agreement, and Assignment shall be for reference only, and shall not limit or restrict, in any manner whatsoever, the breadth or nature of the provisions included within each subject section.

         10-4. Successors and Assigns. In the event the ownership of the Collateral, or any part thereof, becomes vested in a person other than the Mortgagor, the Mortgagee may, without notice to the Mortgagor, deal with such successor or successors in interest with reference to this Agreement and the Liabilities in the same manner as with the Mortgagor, without in any way waiving the default occasioned by such transfer of ownership or in any way vitiating or discharging the Mortgagor's liability hereunder or upon the Liabilities, and no compromise, settlement, release or sale of the Collateral, no forbearance on the part of the Mortgagee, and no alteration, amendment, cancellation, waiver or modification of any term or condition or extension of the time for payment of the Liabilities given by the Mortgagee shall operate to release, discharge, modify, change or affect the original liability of the Mortgagor herein, either in whole or in part, notice of any action being waived.

         10-5. Set Off. Except for tax and insurance escrow funds which are provided for in Section 4-9 herein, all deposits or other sums at any time credited by or due from the Mortgagee to the Mortgagor, and all cash, securities, instruments, or other property of the Mortgagor in the possession of the Mortgagee (whether for safekeeping, or otherwise) shall at all times constitute security for the Liabilities, and may be applied or set off by the Mortgagee against the Liabilities at any time whether or not the Liabilities are then due or other collateral is then available to the Mortgagee.

         10-6. Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied toward the Liabilities in such order and manner as the Mortgagee determines in its sole discretion, any statute, custom, or usage to the contrary notwithstanding. The Mortgagor shall remain liable to the Mortgagee for any deficiency remaining following such application.

         10-7.    Waiver.

                  (a) The Mortgagor WAIVES notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral except as stated expressly herein.

                  (b) The Mortgagor, if entitled to it, WAIVES the right to notice and/or hearing prior to the exercise of any of the Mortgagee's Rights and Remedies.

         10-8. Responsibility of Mortgagee. The Mortgagee shall not be liable for any loss sustained by the Mortgagor resulting from any action, omission, or failure to act by the Mortgagee with respect to the exercise or enforcement of its rights under this Agreement or its relationship with the Mortgagor unless such loss is caused by the willful misconduct and actual bad faith of the Mortgagee. This Agreement and the Mortgagee's exercise of its rights hereunder shall not operate to place any responsibility upon the Mortgagee for the control, care, management, or repair of the Collateral, nor shall it operate to place any responsibility upon the Mortgagee to perform the obligations of the Mortgagor under any Lease, License, or Contract, or to make the Mortgagee responsible or liable for any waste committed on the Mortgaged Premises, any damages or defective condition of the Mortgaged Premises, or any negligence in the management, upkeep, repair, or control of the Mortgaged Premises.

         10-9. Indemnification. The Mortgagor shall indemnify, defend, and hold the Mortgagee harmless of and from any claim brought or threatened against the Mortgagee by the Mortgagor, any guarantor or endorser of the Liabilities, or any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the Collateral, or on account of the Mortgagee's relationship with the Mortgagor or any other guarantor or endorser of the Liabilities (each of which may be defended, compromised, settled, or pursued by the Mortgagee with counsel of the Mortgagee's selection, but at the expense of the Mortgagor). The within indemnification shall survive: (i) payment of the Liabilities, (ii) any termination, release, or discharge executed by the Mortgagee in favor of the Mortgagor, (iii) any foreclosure of this Mortgage,
(iv) any acceptance of a deed in lieu of foreclosure by the Mortgagee or any affiliate or subsidiary thereof or (v) any sale of the Collateral.

         10-10. Binding on Successors. This Agreement shall be binding upon the Mortgagor and the Mortgagor's heirs, executors, administrators, representatives, successors, and assigns and shall inure to the benefit of the Mortgagee and the Mortgagee's successors and assigns. This provision shall not in any way be deemed to be a waiver by the Mortgagee of any Event of Default provided for herein.

         10-11. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, and enforceability of such provision in any other instance, nor the validity, legality, or enforceability of any other provision of this Agreement.

         10-12.   Modification.


                  (a) This Agreement and all other instruments executed in connection herewith incorporate all discussions and negotiations between the Mortgagor and the Mortgagee concerning the matters included herein and in such other instruments. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Agreement, or of any provisions of any other agreement between the Mortgagor and the Mortgagee, shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be the Mortgagee, then by a duly authorized officer thereof.

                  (b) The Mortgagor may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Mortgagor shall obtain the prior written consent by a duly authorized officer of the Mortgagee for each such action, or omission to action.

         10-13. Payment of Costs. The Mortgagor shall pay on demand all Costs of Collection and all reasonable expenses of the Mortgagee in connection with the preparation, execution, and delivery of this Agreement and of any other documents and agreements between the Mortgagor and the Mortgagee, including, without limitation, attorneys' reasonable fees and disbursements, and all expenses which the Mortgagee may hereafter incur in connection with the collection of the Liabilities or the protection or enforcement of any of the Mortgagee's rights against the Mortgagor, any Collateral, and any guarantor or endorser of the Liabilities. The Mortgagor authorizes the Mortgagee to pay all such expenses and to charge the same to any account of the Mortgagor with the Mortgagee.

         10-14. Additional Advances. All amounts which the Mortgagee may advance under any Sections of this Agreement shall be repayable to the Mortgagee with interest at the highest rate charged relative to any of the Liabilities, on demand, shall be a Liability, and may be charged by the Mortgagee to any deposit account which the Mortgagor maintains with the Mortgagee.

         10-15. Governing Law. This Agreement and all rights and obligations hereunder, including matters or construction, validity and performance, shall be governed by the laws of The Commonwealth of Massachusetts. The Mortgagor submits itself to the jurisdiction of the courts of said Commonwealth for all purposes with respect to this Agreement and the Mortgagor's relationship with the Mortgagee.

         10-16. Termination. This Agreement shall remain in full force and effect until specifically terminated in writing by a duly authorized officer of the Mortgagee. Such termination by the Mortgagee may be conditioned upon such further indemnifications provided to the Mortgagee by or on behalf of the Mortgagor as the Mortgagee may request. No termination pursuant to this Section shall affect the indemnification provided for in this Article.

         10-17. Specific Performance. The failure by the Mortgagor to perform all and singular the Mortgagor's obligations hereunder will result in irreparable harm to the Mortgagee for which the Mortgagee shall have no adequate remedy at law. Consequently, the Mortgagor agrees that such obligations are and shall be specifically enforceable by the Mortgagee.

         10-18.   Intent.  It is intended that:

                  (a) this Agreement take effect as a sealed instrument;

                  (b) with the exception of the Mortgagee's internal costs and expenses, all reasonable costs and expenses incurred by the Mortgagee in connection with the Mortgagee's relationship(s) with the Mortgagor shall be borne by the Mortgagor; and

                  (c) the interests created by this Agreement secure all of the Liabilities of the Mortgagor to the Mortgagee, whether now existing or hereafter arising.

         10.19. Receipt of Copy. The Mortgagor acknowledges having received a copy of this Agreement.


         10-20.   Reference.  This instrument may be referred to herein as the
"Mortgage," "Mortgage, Security Agreement and Assignment," or "Agreement," but no such reference shall limit the effectiveness of this instrument for any Mortgagee hereunder.

         IN WITNESS WHEREOF, the Mortgagor has executed this Agreement in Boston, Massachusetts, as a sealed instrument on the date first above written.

                                                     ("Mortgagor")

                                Zoom Telephonics, Inc., a Delaware corporation



                                 By:      _________________________________
                                          Frank G. Manning
                                Its:      President


                                 By:      _________________________________
                                          Robert A. Crist
                                Its:      Treasurer


COMMONWEALTH OF MASSACHUSETTS    )
                                 )  SS.
COUNTY OF ___________________    )

         On this _______ day of January, 2001, before me personally appeared Frank B. Manning, to me known to be the President of Zoom Telephonics, Inc. who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed and the free act and deed of Zoom Telephonics, Inc.



                                                  Notary Public
                                                  My Commission Expires:



COMMONWEALTH OF MASSACHUSETTS    )
                                 )  SS.
COUNTY OF ___________________    )

         On this _______ day of January, 2001, before me personally appeared Robert A. Crist, to me known to be the Treasurer of Zoom Telephonics, Inc. who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed and the free act and deed of Zoom Telephonics, Inc.



                                                   Notary Public
                                                   My Commission Expires:

                                    EXHIBIT A


Parcel 1

A certain parcel of land located at 207-209 South Street and 162-168 Kneeland Street, Boston, Suffolk County, Massachusetts, and more particularly described as follows:

A parcel of land with the buildings thereon situated and now numbered 207-209 on South Street and 162-168 on Kneeland Street, in said Boston, supposed to contain about 4,864 square feet of land and comprising Lots 1, 2, 3, 5, 6 and 7 on plan made by S.P. Fuller, dated June 3, 1842 and recorded with Suffolk Deeds Book 493, Page 3, and so much of the passageway shown on said plan as lies between said Lots 1, 2, 3 and Lots 5, 6 and 7 and also part of Lot 664 on plan of lands of South Cove Corporation, made by F. Jackson, dated April 23, 1840 and recorded with said deeds at the end of Book 454, together bounded:

Southeasterly on South Street, thirty-four feet;

Southwesterly on the passageway shown on the Fuller plan above-mentioned, nineteen feet, six inches;

Southeasterly again on said passageway, three feet, six inches and on land formerly of Johnson, now or late of Keefe, Trustee, by a line through the middle of the partition wall, forty-three feet, three inches;

Southwesterly again on Kneeland Street, fifty-seven feet, four inches;

Northwesterly on land formerly of the Market Bank, now or late of Harrity et al, sixty-two feet, six inches;

Northeasterly on a passageway leading to Utica Street, eleven feet, one inch;

Northwesterly again in part on said passageway and in part on the lot numbered 667 on said plan of lands of South Cove Corporation, thirteen feet; and

Northeasterly again on land formerly of Darling, now or late of Robert B. Crocker, being part of said lot numbered 664, sixty-one feet, and one inch.

Or however otherwise said premises may be bounded, measured or described and be any or all of said measurements or contents more or less.

Parcel 2

A certain parcel of land located at 195-201 South Street, Boston, Suffolk County, Massachusetts, and more particularly described as follows:

A certain parcel of registered land situated in Boston, in the County of Suffolk and Commonwealth of Massachusetts, bounded and described as follows:

Southeasterly by South Street, thirty and 79/100 (30.79) feet;

Southwesterly by land now or formerly of Renton Whidden, the line running in part through a partition wall, sixty and 76/100 (60.76) feet;

Southeasterly by said Whidden land, nine and 6/100 (9.06) feet;

Southwesterly by a passageway, thirty-seven and 6/100 (37.06) feet;

Northwesterly by land now or formerly of Helen S. Hunt, the line running in part through the middle of a partition wall, fifty-five and 22/100 (55.22) feet; Northeasterly by Utica Place, thirty-seven and 88/100 (37.88) feet

Southeasterly by land now or formerly of John Lawrence et al Trustees, the line running through the middle of a party wall, fourteen and 96/100 (14.96) feet; and

Northeasterly by said Lawrence et al Trustees land, the line running through the middle of the party wall, fifty-eight and 01/100 (58.01) feet.

All of said boundaries are determine by the Court to be located as shown on two plan drawn by S. L. Leftovith, Surveyor, dated July 14, 1915, and April 4, 1915, as modified and approved by the Court, filed in the Land Registration Office as Plan Nos. 5527-A and 5659-A, copies of a portion of which are filed with Certificate of Title Nos. 7546 and 8293, respectively.

There is appurtenant to the above-described land the right to use the passageway as shown on said plans and said Utica Place, in common with other entitled thereto.

The above-described land also has the benefit of the provisions of an agreement by and between John Lawrence et al, Trustees, and Frederick J. Weyand dated August 25, 1915 and duly recorded with the Suffolk County Registry of Deeds at Book 3903, Page 186; and it also has the benefit of such easements, if any, as were in force at date of original decrees by reason of the existence of the partition walls shown on said plan.

Parcel 3

A certain  parcel of land with the buildings  thereon known as and numbered
50 Utica Street in said Boston adjoining the above-described Parcel 2 and situated in said Boston at the corner of Utica Street and Utica Place and bounded and described as follows:

Northwesterly by Utica Street, 55.20 feet;

Northeasterly by Utica Place, 58.14 feet;

Southeasterly by the above-described parcel, the line running in part through the middle of a partition wall, 55.22 feet; and

Southwesterly by a passageway shown on said plan running into Utica Street,
57.93 feet.

Both said Parcels 2 and 3 are also shown on S. L. Leftovith's plan dated February 15, 1921 recorded with Suffolk Deeds, Book 4292, Page 147.



                                           Square footage is not insured.